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                                                                    EXHIBIT 10.1



                     SALE AND TRANSFER OF ASSETS AGREEMENT

       This Sale and Transfer of Assets Agreement (this "AGREEMENT"), is made this 17th day of December, 1996 (the "Closing Date"), by and between GTE Directories Corporation, a Delaware corporation, with its principal offices at GTE Place, West Airfield Drive, P.O. Box 619810, D/FW Airport, Texas ("SELLER") and IT Network, Inc., a wholly-owned subsidiary of Source Media, Inc., and a Texas corporation, with its principal offices at 8140 Walnut Hill, Dallas, Texas 75231 ("BUYER").

                                  WITNESSETH:

       WHEREAS, Seller desires to sell to Buyer certain assets relating to the audiotext business conducted by Seller subject to the terms and conditions of this Agreement; and

       WHEREAS, Buyer desires to purchase certain assets relating to the audiotext business conducted by Seller in connection with Seller's audiotext business; and

       WHEREAS, the Parties are entering into an Agreement for Services, an Audiotext Sales Agency Agreement, a Sublease Agreement, and a Software License Agreement of even date herewith.

       NOW, THEREFORE, for and in consideration of the mutual premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Seller and Buyer hereby agree as follows:

       1. Definitions. The following terms shall have the meanings ascribed to them:

       "AUDIOTEXT BUSINESS" shall mean the audiotext business conducted by Seller on the Closing Date.

       "ACQUIRED ASSETS" shall mean certain assets used in the Audiotext Business, including Goodwill, as described on Exhibit A, excluding however, those assets more particularly described on Exhibit B ("Excluded Assets").

       "AFFILIATE" shall mean any person or entity which controls, is controlled by or is under common control with the person in question, including any officer, director or shareholder thereof.

       "ASSUMED CONTRACTS" shall mean the contracts of the audiotext business set forth in Exhibit C.

       "BACK OF BOOK" shall mean individual advertiser audiotext ads which are accessed solely through printed yellow page ads.

       "CLOSING DATE" shall mean December 17, 1996.
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       "ENCUMBRANCES" shall mean liens, mortgages, pledges, claims, security interests, options, restrictions, and other encumbrances of every type and description, whether imposed by law, agreement, understanding or otherwise.

       "FRONT OF BOOK" shall mean the informational services covering both static and broadcast consumer audio information, including but not limited to, entertainment, sports, news, business, health and legal found in the front of GTEDC's Directories.

       "GOODWILL" shall mean goodwill related to the Audiotext Business, including, but not limited to, all customer lists, sales records and other books and records relative to the Audiotext Business (including sales and customer records).

       "GOVERNMENTAL ENTITY" means any court or tribunal in any jurisdiction (domestic or foreign) or any federal, state, municipal, or other governmental body, agency, authority, department, commission, board, bureau, or instrumentality (domestic or foreign).

       "PROCEEDINGS" means all proceedings, actions, claims, suits, investigations, and inquiries by or before any arbitrator or Governmental Entity.

       "QUICKTIPS(R) INFORMATION SERVICES" (also known as middle of book "MOB" advertising) shall mean the consumer information tips in the yellow pages of GTEDC's Directories.

       2. Sale and Transfer of Assets. Effective as of the Closing Date, as defined herein, the Parties agree as follows:

       (a) Sale and Transfer of Assets - In consideration of Buyer's partial payment to Seller of the Purchase Price set forth in this Agreement, the receipt of the first installment of which is hereby acknowledged by Seller, Buyer shall be allowed the beneficial use of the Acquired Assets and the Assumed Contracts; provided however, that title shall not pass until Buyer makes full and final payment to Seller under this Agreement. Buyer agrees to execute, and to cause its parent to execute a Promissory Note in favor of Seller with respect to the second and third installments to be made under this Agreement. Buyer agrees to execute UCC-1 Financing Statements with respect to the Acquired Assets. After full and final payment is made, the parties will execute a Bill of Sale in the form of Exhibit D, and the Acquired Assets and Assumed Contracts will be transferred AS IS, WHERE IS, AND WITHOUT WARRANTY, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, EXCEPT AS OTHERWISE SET FORTH IN THIS PURCHASE AGREEMENT. Possession of the Acquired Assets will be delivered as is, where is to Buyer immediately upon closing. Seller does not transfer any right, title or interest in any asset or property except as expressly provided in this Agreement. Buyer shall maintain casualty insurance sufficient to cover the Acquired Assets and Seller shall be named as an additional insured on Buyer's policy.





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       (b)    Assumption of Obligations; Indemnity - Subject to Seller's
ability to obtain consent to the assignment of the individual Assumed Contracts requiring consent, Buyer shall and does hereby assume all of Seller's obligations under the Assumed Contracts. Buyer shall and does hereby further agree to (i) pay and fully discharge all of Seller's obligations thereunder occurring after the Closing Date and (ii) indemnify, defend, and hold Seller and its affiliates, and their respective officers, directors, employees and representatives of any kind, harmless from and against any and all actions, claims, damages, harm or loss of any kind (including without limitation, court costs and reasonable attorneys fees) suffered or incurred in connection with, or otherwise arising under any of the Assumed Contracts with respect to events occurring or circumstances existing on or after the Closing Date.

       (c) Appointment -Subject to Seller's ability to obtain consent to the assignment of the individual Assumed Contracts requiring consent, Seller hereby appoints Buyer as its attorney-in-fact for the purposes of receiving and collecting for its own use and benefit all amounts which would otherwise be payable to Seller under the Assumed Contracts for services performed thereunder after the Closing Date. Seller further authorizes Buyer to do all things which are legally permissible and which are reasonably necessary to recover and collect such debts and obligations; provided, however, that Seller shall have no liability or obligation whatsoever to Buyer for any such debts or obligations which Buyer is unable to recover or collect.

       3.     Purchase Price and Payment.

       (a) Purchase Price and Payment. The purchase price being paid to Seller for the Acquired Assets and the Assumed Contracts is in the aggregate amount of $1,800,000 (One Million Eight Hundred Thousand Dollars) payable to Seller.

       (b) Method of Payment - On each of the Closing Date, June 15, 1997 and August 15, 1997, Buyer agrees to pay Seller $600,000 (Six Hundred Thousand Dollars) in cash by wire transfer of immediately available funds to an account designated by Seller to Buyer in writing on or before each such date. Time is of the essence in the performance of Buyer's obligations under this Section 3.

       4.     Closing/Closing Documents

       (a) Closing - The closing (the "Closing") shall take place at the offices of Seller on the Closing Date, or such other date as the parties may agree in writing.

       (b) Closing Documents - In connection with the purchase and sale, the parties shall execute the following documents (the "Closing Documents") at Closing, subject to any additional consideration provided for therein:

              (i) Sublease Agreement. A sublease agreement regarding approximately 17,513 square feet on the 2nd floor of the building located at 5601 Executive Drive, Irving,Tx, in a form mutually agreeable to the parties.





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              (ii)   Software License Agreement.  A Software License Agreement
in a form mutually agreeable to the parties.

              (iii) Service Agreement. A Service Agreement pursuant to which Buyer will provide audiotext services to Seller, in a form mutually agreeable to the parties.

              (iv) Sales Agency Agreement. A Sales Agency Agreement pursuant to which Buyer will perform certain sales services with respect to Seller's front of book services in certain telephone directories, in a form mutually agreeable to the parties.

              (v) Promissory Note. A Promissory Note in the amount of $1,200,000 (One Million Two Hundred Thousand Dollars).

       (c) Additional Documents - Seller and Buyer each agree to execute all other documents reasonably requested by the other party to effect the transactions contemplated by this Agreement.

       5.     Representations and Warranties.

       (a) Buyer and Seller each hereby represents and warrants to the other as follows:

              (i) Organization and Good Standing. Such party is a corporation duly organized, validly existing, and in good standing under the laws under which it was organized and has all requisite corporate power and authority to own, operate, and lease its properties and to carry on its business as now being conducted.

              (ii) Authorization, Execution and Binding Effect. Such party has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, and no further corporate proceedings on the part of such party are necessary to approve and authorize the execution and delivery of this Agreement and the consummation of
the transactions contemplated hereby.   This Agreement constitutes a valid and
binding agreement, enforceable against such party in accordance with its terms, except as the enforceability hereof may be subject to applicable bankruptcy, insolvency, reorganization, or other similar laws affecting creditors' rights generally and to general principles of equity.

              (iii) Consents and Approvals. Provided that the Assumed Contracts are covered under Section 7(b) of this Agreement, neither the execution and delivery by such party of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance with any of the provisions hereof, will (A) violate or conflict with any provision of the charter or bylaws of such party, (B) result in a violation of any order, writ, injunction, decree, judgment, or ruling, of any court or governmental authority, or to the best knowledge of such party, any law, rule, or regulation, applicable to such party or by which any of its assets are bound, (C) result in the breach of or otherwise affect any of the terms, conditions, or provisions of, any note, bond, mortgage, indenture,





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deed of trust, license, franchise, permit, contract, agreement, or other
Agreement or commitment or obligation of such party or by which any of its assets are bound, or (D) require any consent or approval of, or notice to, or filing or registration with, any person, except for those consents, approvals, notices, filings or registrations which have been obtained, given or made, as the case may be, and which are unconditional and in full force and effect.

              (iv) Solvency. Such party is not insolvent, nor will it be rendered insolvent by the occurrence of the transactions contemplated by this Agreement. As used in this Section, "insolvency" means that the sum of the present fair saleable value of Seller's assets does not and will not exceed its debts and other probable liabilities.

              (v) No Brokers. Such party has not paid or become obligated to pay, nor is there any outstanding claim against such party for the payment of, any fee or commission to any broker, finder or similar person for or on account of the transactions provided for in this Agreement.

       (b)    Seller further represents and warrants to Buyer as follows:

              (i) Title. Seller has, and pursuant to this Agreement will convey, sell, transfer, assign and deliver to Buyer, good, valid and marketable title to all of the Acquired Assets. The Acquired Assets are free and clear of all title defects and all Encumbrances. No financing statement or similar Agreement has been filed with respect to any of the Acquired Assets and not terminated, and Seller has not signed any such financing statement or Agreement or entered into any agreement authorizing any other party to file any such financing statement or Agreement.

              (ii) Sufficiency and Condition of Acquired Assets. To the best of Seller's knowledge, all the Acquired Assets are (A) in good operating condition and repair (ordinary wear and tear excepted) and have been maintained in accordance with standard industry practice, (B) suitable for the purposes currently used and (C) adequate and sufficient for the purposes currently used in the normal operation of the Audiotext Business, as currently conducted. All tangible assets and properties included in the Acquired Assets are in Seller's possession or under its control.

              (iii) Intellectual Property. With the exception of the license granted under the Software License Agreement to be entered into between the parties of even date, this Agreement does not convey to Buyer any intellectual property of Seller or of any of its affiliates (or of any contractor to Seller or any affiliate) including, but not limited to trademarks, trade secrets, trade names, logos, copyrights or patents.

              (iv) Tax Matters. With respect to the Acquired Assets, Seller has timely filed all state and local or other tax returns that it was required to file and, to the best of Seller's knowledge, all of such tax returns were correct and complete in all material respects. All of Seller's state, local and other franchise, sales, gross receipts, use, license, occupation, property, ad valorem and other taxes which are due and payable by Seller have been paid in full, or adequate reserves or allowances have been set up therefore, and Seller is not delinquent in the payment of any such taxes or any





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assessment or governmental charge or deposit and has no tax deficiency or claim outstanding, proposed or assessed against it.

       6.     Covenants.

       (a) Further Assurances. Seller and Buyer hereby covenant and agree to execute all other documents reasonably requested by the other party to effect the transactions contemplated by this Agreement.

       (b)    Taxes; Other Charges.

              (i) State Sales Taxes. Buyer shall pay to Seller at Closing, in addition to the purchase price set forth in Section 3(A) all state sales taxes resulting from the consummation of the transactions contemplated hereby, and Seller will remit the same to the State of Texas. If Buyer asserts that any portion of the transaction is exempt from sales tax, a properly completed
exemption certificate shall be provided to Seller at Closing.   Buyer shall
file all necessary documentation with respect to, and make all payments of, any other taxes and fees on a timely basis.

       (c) Compliance with Conditions; Performance. Each party will use reasonable efforts to cause the conditions set forth in Section 7 to be satisfied on or prior to the Closing Date and otherwise will perform its obligations under this Agreement.

       (d) Covenant Not to Compete. Seller hereby agrees that, for the period commencing on the Closing Date and ending 1 year after the Closing Date, it will not engage in providing publishers of printed telephone directories other than GTE Directories, audio content development, audio content dissemination, or audio content customer servicing with respect to Back of Book, Front of Book and QUICKTIPS(R) Information Services, as such activities are conducted by the Audiotext Business on the Closing Date, within the United States, except to the extent that GTE Directories acquires, by purchase, merger or otherwise, audiotext operations not owned by GTE Directories on the Closing Date. In addition, Seller shall not, for a period of 1 year from the Closing Date, directly solicit or recruit for hiring, any employee of Buyer, except as set out in this Agreement in Section 8. If an employee of Buyer responds to a GTE Directories advertisement for employment, such response shall not be considered as solicitation or recruitment for hiring.

       (e) Survival of Covenants. Except for any covenant or agreement which by its terms expressly terminates as of a specific date, the covenants and agreements of the parties hereto contained in this Agreement shall survive the Closing for a period of two years.

       7.     Conditions to Closing.

              (a) The obligations of each party under this Agreement are subject to the satisfaction by the other party, on or before the Closing Date, of the following conditions, unless waived in writing by such party.





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                     (i)    Representations and Warranties True on Closing
Date. The representations and warranties made by the other party to this Agreement shall be true on and as of the Closing Date as though those representations and warranties were made on and as of the date thereof.

                     (ii) Compliance with Agreement. The other party shall have performed and complied in all respects with all of its obligations and covenants under this Agreement that are to be performed or complied with by it on or before the Closing Date, and the other party shall not otherwise be in breach or default in any respect under any of the provisions of this Agreement.

                     (iii)  No Litigation.   As of the Closing Date, no
litigation or proceeding shall be pending that is reasonably likely to be sustained and that would enjoin or prevent the consummation of the transactions contemplated by this Agreement or that would materially and adversely affect the right to acquire or own, in the case of Buyer, or sell, in the case of Seller, the Acquired Assets.

              (b) Seller agrees to use reasonable efforts after Closing and prior to February 1, 1997 to obtain the consent to the assignment of the Assumed Contracts requiring such consent and the sublease of the space referenced in Section 4(B)(I) of this Agreement, unless waived in writing by Buyer. Seller makes no representation or warranty regarding the Assumed Contracts. Seller has no obligations of any kind with respect to any contract not listed in Exhibit C.

       8.     Employee Matters

              (a) On or before December 31, 1996, Seller shall identify on a schedule (Schedule A) those employees in the Audiotext Business who shall not be considered for employment with Buyer ("Excluded Employees"). Buyer shall not hire any Excluded Employees for employment as employees, contractors, or leased employees for a period of one year from February 1, 1997.

              (b) All active employees of Seller employed in the Audiotext Business who are not designated as Excluded Employees shall be identified on a schedule to be prepared by Seller and submitted to Buyer on or before December 31, 1996 (Schedule B). On or before January 15, 1997, Buyer will designate which of the employees listed on Schedule B it will employ ("Transferred Employees"). All Transferred Employees shall be identified on a schedule ("Schedule C") to be prepared by Buyer and submitted to Seller on or before January 15, 1997. Except as set forth below, Buyer will employ Transferred Employees on February 1, 1997 in the same or similar positions and at the same or comparable salaries as were in effect immediately before February 1, 1997, except as otherwise provided in this Agreement. Transferred Employees shall be subject to the same pre-employment applications and review as employees hired by Buyer as of February 1, 1997. Seller does not guarantee that any or all of the Transferred Employees will accept employment with Buyer. All active Seller employees in the Audiotext Business on Schedule B who are not selected by the Buyer as Transferred Employees shall be deemed "Retained Employees." Buyer shall not hire any Retained





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Employees for employment as employees, contractors, or leased employees for a period of one year from February 1, 1997.

              (c) On and after February 1, 1997, Transferred Employees shall be eligible for benefits under any Buyer severance or separation pay policy or plan under the same terms and conditions as similarly situated Buyer employees. Buyer shall recognize the GTE Service of each Transferred Employee for eligibility, vesting, and benefit determination under the Buyer's severance or separation pay policy or plan.

              (d) On and after February 1, 1997, Buyer shall recognize the service of each Transferred Employee for all employment-related purposes. Specifically, Buyer shall recognize the service of each Transferred Employee for retirement and welfare plan eligibility and vesting and for severance pay, and vacation pay eligibility, vesting, and benefit computation. The service of each Transferred Employee shall be determined in accordance with the practices and procedures of Seller in effect immediately before February 1, 1997, as if such service had been rendered to Buyer.

              (e) Transferred Employees shall not accrue benefits under any employee benefit policies, plans, arrangements, programs, practices, and agreements of Seller or any Affiliate thereof on and after February 1, 1997.

              (f) Nothing in this Agreement shall cause duplicate benefits to be paid or provided to or with respect to a Transferred Employee under any employee benefit policies, plans, arrangements, programs, practices, or agreements.

              (g) Seller agrees not to institute any new benefit policies, plans, arrangements, programs, practices or agreements generally or specifically applicable to Transferred Employees.

       9.     Employee Benefit Matters

              (a) Savings Plans.

                     (i) As of the date of this Agreement, Seller has adopted and made contributions to the GTE Savings Plan and the GTE Hourly Savings Plan (collectively referred to as the "GTE Savings Plans"). Except as provided in subsection viii of this Section 9(a), Transferred Employees shall not be entitled to make contributions or to benefit from matching or other contributions under the GTE Savings Plans on and after February 1, 1997.

                     (ii) As soon as practicable after February 1, 1997, Buyer shall take all action necessary and appropriate to establish and maintain savings plans (the "Buyer Savings Plans") that (i) comply with the provisions of this Agreement, (ii) are qualified under Section 401(a) of the Internal Revenue Code (the "Code"), and (iii) permit Transferred Employees to make before-tax contributions (under Section 401(k) of the Code).





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                     (iii)  In accordance with the provisions of this
Agreement, Seller shall direct the trustee of the GTE Savings Plans to transfer to the trustee or funding agent of the Buyer Savings Plans an amount in cash equal in value to the account balances of the Transferred Employees covered by the GTE Savings plans as of the date of transfer. The transfer shall take place as soon as practicable after February 1, 1997. After the date of such transfer, Buyer shall assume all liabilities for the benefits payable to or with respect to such Transferred Employees under the GTE Savings Plans, and Seller and the GTE Savings Plans and their implementing trust(s) shall retain no liability for such benefits.

                     (iv) For purposes of eligibility and vesting under the Buyer Savings Plans, each Transferred Employee shall be credited with service as of February 1, 1997 as determined under the terms of the GTE Savings Plans. As soon as practicable after February 1, 1997, Seller shall cause GTE Service Corporation to deliver to Buyer a list of the Transferred Employees covered by the GTE Savings Plans, together with each Transferred Employee's service under each of the GTE Savings Plans as of February 1, 1997.

                     (v) In connection with the transfer pursuant to this Agreement, Seller and Buyer shall cooperate with each other in making all appropriate filings required by the Code or ERISA, and the regulations thereunder, and the transfer pursuant to this Agreement shall not take place until as soon as practicable after the latest of (i) the expiration of the 30-day period following the filing of any required notices with the Internal Revenue Service pursuant to Section 6058(b) of the Code, (ii) the date Buyer has delivered to Seller a copy of the Buyer Savings Plan and a copy of the most recent determination letter from the Internal Revenue Service to the effect that the Buyer Savings Plan is qualified under Section 401(a) (and, if applicable, 401(k)) of the Code, together with documentation reasonably satisfactory to Seller of the due adoption of any amendments to the Buyer Savings Plan required by the Internal Revenue Service as a condition to such qualification and a certification from Buyer that no events have occurred that adversely affect the continued validity of such determination letter (apart from the enactment of any Federal law for which the remedial amendment period has not yet expired), and (iii) the date the Seller has delivered to Buyer a copy of the GTE Savings Plan and a copy of the most recent determination letter from the Internal Revenue Service to the effect that the GTE Savings Plan is qualified under Section 401(a) (and, if applicable, 401(k)) of the Code, together with documentation reasonably satisfactory to Buyer of the due adoption of any amendments to the GTE Savings Plan required by the Internal Revenue Service as a condition to such qualification and a certification from Seller that no events have occurred that adversely affect the continued validity of such determination letter (apart from the enactment of any Federal law for which the remedial amendment period has not yet expired).

                     (vi)   (a)    If, on or after February 1, 1997 and before
the actual date of transfer of assets and liabilities from the GTE Savings Plans pursuant to this Agreement, benefits become payable under a GTE Savings Plan to or with respect to a Transferred Employee, Buyer shall (i) furnish GTE Service Corporation with a properly completed application for such benefits,
(ii) notify GTE Service Corporation in writing of any of such benefits that are to be paid from the assets then held by the trustee of the GTE Savings Plans, and (iii) direct GTE Service Corporation to





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instruct the trustee to make benefit payments in the form and amount specified by Buyer in accordance with the properly completed application for benefits. The Seller shall cause GTE Service Corporation to comply with any such direction.

                            (b)    To the extent that any custodial, asset
management, or other plan administration expenses attributable to the period ending on the date of transfer of assets and liabilities from the GTE Savings Plans pursuant to this Agreement are allocable to the assets and liabilities to be so transferred, the Seller shall instruct the trustee of the GTE Savings Plans to pay such expenses from the assets to be transferred from the GTE Savings Plans pursuant to this Agreement to the extent that such expenses are payable by the trustee in accordance with the trustee's customary practices.

                     (vii) As soon as practicable after February 1, 1997, Seller shall cause GTE Service Corporation to deliver to Buyer a list of the Transferred Employees who have outstanding loans under the GTE Savings Plans, together with copies of said Transferred Employees' Notes, Disclosure Statements, and Security Agreements under the GTE Savings plans. On and after February 1, 1997, neither Seller nor any of its Affiliates shall allow to be made any further loans under the GTE Savings Plans to any Transferred Employees. Subject to obtaining the consent of the applicable Transferred Employee if required by law, from February 1, 1997 until the earlier of (i) the actual date of transfer of assets and liabilities from the applicable GTE Savings Plan in accordance with this Agreement; (ii) the full amortization of the Transferred Employee's indebtedness; (iii) the distribution of the entire balance of the Transferred Employee's accounts; or (iv) the last date on which Buyer or an Affiliate thereof pays remuneration to the Transferred Employee, Buyer or its Affiliate shall (x) continue the payroll deductions pursuant to which each such Transferred Employee is discharging indebtedness to a GTE Savings Plan and (y) remit the deducted funds to Fidelity Management Trust Company, the trustee of the GTE Savings Plan, as soon as practicable, but in no event more than 30 days, after the date of deduction, together with an accounting that identifies the transferred Employees with respect to whom the funds were deducted and the amount deducted for each Transferred Employee. All such remitted funds shall be transferred to the appropriate GTE Savings Plan and applied to reduce the appropriate Transferred Employee's outstanding indebtedness. Buyer's obligations under this section are limited to payroll deductions of loan repayments by the Transferred Employees in the amounts advised by Seller and remittance of those funds to Seller, and nothing herein shall be construed to obligate Buyer to repay to Seller any portion of the outstanding indebtedness of the Transferred Employees that are not otherwise discharged by the Transferred Employees themselves.

                     (viii) All Transferred Employees who are employed by the Seller immediately prior to February 1, 1997 shall fully vest in their benefits under the GTE Savings Plans and Seller shall make all required matching contributions with respect to the Transferred Employees' contributions to the GTE Savings Plans that are (i) eligible for matching and (ii) made before February 1, 1997. Such matching contributions shall be made on the date on which all other matching contributions are made to the GTE Savings Plans with respect to contributions made at the same time as the





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Transferred Employees' contributions.  All such matching contributions shall be made in cash to the applicable Buyer Savings Plan.

              (b) Welfare Plans

                     (i) As of February 1, 1997, Buyer shall maintain employee welfare plans including health, dental, life insurance, short-term disability and other employee welfare benefit plans for the benefit of Transferred Employees in accordance with the provisions of plans established by Buyer ("Buyer Welfare Plans"). For purposes of determining eligibility to participate in each Buyer Welfare Plan, each Transferred Employee shall be credited with service, determined under the terms of the corresponding welfare plan maintained by Seller immediately before February 1, 1997 (hereinafter referred to collectively as the "Seller Welfare Plans"). Any restrictions in the Buyer Welfare Plans for pre-existing conditions shall be waived for Transferred Employees, and Transferred Employees shall receive credit under the Buyer Welfare Plans for co-payments and payments under a deductible limit made by them during the plan year in accordance with the corresponding Seller Welfare Plans. As soon as practicable after February 1, 1997, Seller shall deliver to Buyer a list of the Transferred Employees who had credited service under a Seller Welfare Plan, together with each such Transferred Employee's service under such plan.

                     (ii) Notwithstanding anything to the contrary set forth in this Agreement or in any other agreement or instrument, Seller shall provide or cause to be provided retiree medical and life benefits, following his or her termination of employment from Buyer and all its Affiliates, to (i) each Transferred Employee (or such person's dependents or beneficiary) who, as of February 1, 1997, satisfies the requirements for an immediate early retirement pension or a normal retirement pension under the terms and conditions of the GTE Pension Plan in which he or she participates on February 1, 1997; and (ii) each salaried Transferred Employee (or such person's dependents or beneficiary) who, on the date of transfer to Buyer, has at least 15 years of Accredited Service (as defined in the applicable GTE Pension Plan) and combined years of age and Accredited Service of at least 74 and who satisfies the requirements (whether before, on, or after February 1, 1997) for an immediate early retirement pension or a normal retirement pension under the terms and conditions of the GTE Pension Plan in which he or she participates on February 1, 1997, as such requirements are in effect on that date; provided, however, that nothing in this subsection 2 shall be construed to prevent any such employee (or his or her dependents or beneficiary) from voluntarily relinquishing his or her benefit, effective upon his or her termination of active employment with the Buyer. Seller, in its sole discretion, shall determine the terms and conditions of the retiree medical and life benefits provided under this subsection.

                     (iii) Buyer shall refer to GTE Service Corporation any claim under a Seller Welfare Plan for disability, medical, or dental benefits made by a transferred Employee on or after February 1, 1997 arising from a disability or loss incurred before February 1, 1997. Nothing in this section shall require Seller, any Affiliate of Seller, or the Seller Welfare Plans to make any payment or to provide any benefit not otherwise provided by the terms of the Seller Welfare Plans.

                     (iv) Seller, Buyer, their respective Affiliates, and the Seller Welfare Plans and the Buyer Welfare Plans shall assist and cooperate with each other in the disposition of claims made under the Seller Welfare Plans pursuant to subsection iii of this section and in providing each other with any records, documents, or other information within its control or to which it has access that is reasonably requested by any other as necessary or appropriate to the disposition, settlement, or defense of such claims.

                     (v) Nothing in this Agreement shall require Seller or its Affiliates to transfer assets or reserves with respect to the Seller Welfare Plans to Buyer or the Buyer Welfare Plans.

       10.    Executive Benefits and Short-Term Bonus Arrangements

       Seller shall retain liability for any deferred Executive Incentive Plan payments or benefits accrued by Transferred Employees covered by the GTE Supplemental Executive Retirement Plan ("SERP") and the GTE Long-Term Incentive Plan ("LTIP") immediately before February 1, 1997, provided that nothing herein shall cause Seller to be liable for any benefit for which it is not otherwise liable under SERP or LTIP.

       11.    Vacation Pay

       Seller shall pay each Transferred Employee's banked vacation pay within a reasonable time after the Closing Date. On and after February 1, 1997, Buyer shall provide Transferred Employees with all accrued but unused vacation and floating holidays without regard to when the liability for such vacation pay arose (including any accrued but unused vacation as of February 1, 1997) and in accordance with Buyer practices regarding vacation scheduling. Seller and its Affiliates shall have no liability to such employees for such payments.

       12.    Leased Employees

              (a) Seller agrees to furnish and Buyer agrees to accept as Leased Employees all active employees of Seller, including Excluded Employees, Transferred Employees, and Retained Employees. The term of this lease arrangement ("Lease Period") for each individual Leased Employee shall be from the Closing Date until the earlier of the following: (i) the termination or discontinuance of active employment with Seller for any reason, or (ii) February 1, 1997 for Transferred Employees, or (iii) February 28, 1997 for Excluded or Retained Employees, or (iv) the termination of this Sale and Transfer of Assets Agreement pursuant to the terms thereof. Should any Leased Employee voluntarily or involuntarily terminate employment during the Lease Period, Seller shall have no obligation to provide for a replacement employee, whether through hire, reassignment, or otherwise.

              (b) During the Lease Period, Leased Employees shall be compensated by Seller in accordance with its normal and customary procedures for non-leased employees of similar status.

Leased Employees shall continue to be eligible for and entitled to participate in Seller's benefit and other employee welfare plans as if they were not Leased Employees, including, without limitation, pension plan, savings plan, life, disability, health, accident and other insurance programs, paid vacations and similar plans or programs, subject in each case to the generally applicable terms and conditions of the plan or program and to the determination of any committee administering such plan or program.

              (c) During the Lease Period, Buyer shall have sole discretion to and shall provide professional and/or technical supervision to Leased Employees and shall have sole discretion to decide work assignments and the locations at which such assignments shall be performed by Leased Employees. Buyer shall be responsible for and shall provide at its expense work stations, tools, materials, and other supplies required by Leased Employees. To the extent required and authorized by Buyer, Buyer shall reimburse Leased Employees for any expenses incurred for necessary and reasonable business travel, entertainment and other business expenses in connection with Leased Employee's duties. Buyer shall reimburse Leased Employees for such expenses upon presentation of an itemized account and appropriate supporting documentation, all in accordance with Buyer's generally applicable policies.

              (d)    At the end of the Lease Period as set forth in Section 12
(a) above, Buyer agrees to accept each and every Leased Employee designated a Transferred Employee on Schedule C as a Transferred Employee. Except as provided in Section 12(a), the termination of the leased status of a Leased Employee does not change or alter any Leased Employee's status as a Transferred Employee.

              (e) Seller shall provide, at the end of each month during the Lease Period or as soon as available, an invoice for Leased Employees for the value of salary and any and all benefits provided by Seller in connection with and attributable to Seller's provision of services, including but not limited to salary, vacation benefits, severance and retiree medical benefits, bonuses and fringe benefits, pension and welfare benefits, unemployment, disability and workers compensation insurance premiums, employer's portion of Social Security and other payroll taxes, medical and hospitalization insurance and, to the extent not covered by third-party insurance, medical and hospitalization expenses incurred by Seller. Buyer agrees to pay Seller 100 percent of the salary and benefits during the Leased Period for Leased Employees who are Transferred Employees. Buyer agrees to pay Seller 50 percent of the salary and benefits during the Leased Period for Leased Employees who are not Transferred Employees. Buyer agrees to make such payment to Seller within (30) days after the date of such invoice. Seller shall be responsible for applicable deductions, including taxes, social security, and other deductions required by law or authorized by Leased Employees (whether authorized prior to or during the Lease Period).

              (f) Buyer understands and agrees that Seller makes no representations or warranties of any kind whatsoever with respect to Leased Employees, except as provided in this Agreement.

              (g) Buyer expressly agrees to be jointly and severally liable for any and all claims, demands, actions, administrative or other proceedings, causes of actions, liabilities, losses, costs, damages and expenses (including, without limitation, loss of profits or other financial losses to Buyer and including reasonable attorney fees) in any way arising out of or incurred as a result of any action, inaction or omission by Leased Employees during the Lease Period.

              (h) Notwithstanding anything to the contrary in this Agreement, Buyer shall indemnify and hold harmless Seller, its Affiliates, and their respective directors, officers, employees, agents, and assigns from and against any and all claims, demands, actions, administrative or other proceedings, causes of actions, liabilities, losses costs, damages and expenses, including without limitation reasonable attorney fees, in any way arising out of or incurred as a result any action, inaction or omission by Leased Employees during the term of this Agreement.

              (i) Notwithstanding anything to the contrary in this Agreement, Buyer shall indemnify and hold harmless Seller, its Affiliates, and its respective directors, officers, employees, agents, and assigns, and each employee benefit plan or arrangement maintained or contributed to by Seller or an Affiliate thereof (whether or not such plan or arrangement is an "employee benefit plan" within the meaning of Section 3(3) of ERISA) and its administrators, fiduciaries, and agents, from and against any and all claims, demands, actions, administrative or other proceedings, causes of action, liability, loss, cost, damage, and expense (including reasonable attorneys' fees) in any way arising out of or incurred as a result of any action by Buyer towards Leased Employees during the Lease Period.

       13.    Employee Rights

       Nothing herein expressed or implied shall confer upon any employee of Seller or its Affiliates, or Buyer or its Affiliates, or upon any legal representative of such employee, or upon any collective bargaining agent, any rights or remedies, including any right to employment or continued employment for any specified period, of any nature or kind whatsoever under or by reason of this Agreement.

       Nothing in this Agreement shall be deemed to confer upon any person (or any beneficiary thereof) any rights under or with respect to any plan, program, or arrangement described in or contemplated by this Agreement, and each person ( and any beneficiary thereof) shall be entitled to look only to the express terms of any such plan, program, or arrangement for his rights thereunder.

       Nothing in this Agreement shall cause Buyer or its Affiliates nor Seller or its Subsidiaries to have any obligation to provide employment or any employee benefits to any individual who is not a Transferred Employee or to continue to employ any Transferred Employee for any period of time following February 1, 1997.

       14.    Indemnification

              (a) Buyer shall indemnify and hold harmless Seller, its Affiliates, and their respective directors, officers, employees, agents, and assigns, and each employee benefit plan or arrangement maintained or contributed to by Seller or an Affiliate thereof (whether or not such plan or arrangement is an "employee benefit plan" within the meaning of Section 3(3) of ERISA) and its administrators, fiduciaries, and agents, from and against any and all claims, demands, actions, administrative or other proceedings, causes of action, liability, loss, cost, damage, and expense (including reasonable attorneys' fees) in any way arising out of or incurred as a result of any action by Buyer, its Affiliates, their respective directors, officers, employees, or agents, the administrators or fiduciaries of any employee benefit plan maintained or contributed to by Buyer or an Affiliate thereof (whether or not such plan or arrangement is an "employee benefit plan" within the meaning of Section 3(3) of ERISA), or any of their successors, to change, reduce contributions to terminate, fail to continue, fail to pay benefits under, or fail to manage or administer properly any employee benefit plan or arrangement (whether or not such plan or arrangement is an "employee benefit plan" within the meaning of Section 3(3) of ERISA) on or after February 1, 1997.

              (b) Seller shall indemnify and hold harmless Buyer, its Affiliates, and their respective directors, officers, employees, agents and assigns, and each employee benefit plan or arrangement maintained or contributed to by Buyer or an Affiliate thereof (whether or not such plan or arrangement is an "employee benefit plan" within the meaning of Section 3(3) of ERISA) and its administrators, fiduciaries, and agents, from and against any and all claims, demands, actions, administrative or other proceedings, causes of action, liability, loss, cost, damage, and expense (including reasonable attorneys' fees) in any way arising out of or incurred as a result of any action by Seller, its Affiliates, their respective directors, officers, employees, or agents, the administrators or fiduciaries of any employee benefit plan maintained or contributed to by Seller or an Affiliate thereof (whether or not such plan or arrangement is an "employee benefit plan" within the meaning of Section 3(3) of ERISA), or any of their successors, to change, reduce contributions to terminate, fail to continue, fail to pay benefits under, or fail to manage or administer properly any employee benefit plan or arrangement (whether or not such plan or arrangement is an "employee benefit plan" within the meaning of Section 3(3) of ERISA) before February 1, 1997.

              (c) Buyer hereby agrees to defend, indemnify and hold harmless Seller and any of its Affiliates from any damages, losses, fees, expenses (including reasonable attorneys' fees), claims, awards, actions or other matters arising from Buyer's offer of employment or failure to offer employment to employees of Seller's Audiotext Business.

              (d) Buyer shall indemnify and hold harmless Seller, its affiliates, and their respective directors, officers, employees, agents, and assigns from and against any and all claims, demands, actions, administrative or other proceedings, causes of action, liability, loss, cost, damage, and expense (including reasonable attorneys' fees) directly or indirectly relating to, resulting from, or arising out of any claim by a Transferred Employee that relates to or is based upon the employee-employer relationship arising from facts and circumstances that occur after the Closing Date.

              (e) Seller shall indemnify and hold harmless Buyer, its affiliates, and their respective directors, officers, employees, agents, and assigns from and against any and all claims, demands, actions, administrative or other proceedings, causes of action, liability, loss, cost, damage, and expense (including reasonable attorneys' fees) directly or indirectly relating to, resulting from, or arising out of any claim by an employee in the Audiotext Business that relates to or is based upon the employee-employer relationship arising from facts and circumstances that occur on or before the Closing Date.

       15. Default. In the event Buyer defaults in the performance of any of its obligations under this Agreement or any of the Closing Documents, then such default shall be deemed to constitute a default under all such documents, and Seller shall have no further obligations hereunder of any kind, and may (i) retain all payments or other amounts received from Buyer prior to such default, which are thereby forfeited for all purposes, and (ii) repossess, retain or otherwise dispose of the Acquired Assets in such manner as it may deem fit, in its sole discretion.

       In addition to such rights as Seller may have at law or in equity as the lawful owner of the Acquired Assets after a default on the part of Buyer, Seller shall have all the rights, but not the obligations, of a Secured Party under the Uniform Commercial Code of Texas, and may further exercise any one or more of the following additional remedies:

       a. Require Buyer to make the Acquired Assets available at a place which is mutually convenient to allow Seller to take possession of the same, and to thereafter retain or dispose of such assets;

       b. Enter upon Buyer's premises to take peaceable possession of, assemble and collect Acquired Assets or to render them unusable;

       c.     Provide written notice mailed to Buyer as provided herein ten
              (10) days prior to the date of public sale of the Acquired Assets or prior to the date after which private sale of the Acquired Assets will be made shall constitute reasonable notice.

       Under no circumstances shall the availability of the remedies provided for in this Section, or Seller's resort to the same, be construed as creating any obligation on Seller's part to refund to Buyer the amount by which the then current fair market value of the Acquired Assets, or any proceeds realized from the sale of the Acquired Assets exceeds the outstanding balance of Buyer's obligations under this Agreement, which excess amount shall be deemed forfeited for all purposes.

       16. Telephone Lease Provision. Seller hereby agrees to lease to Buyer certain Telephone Equipment as particularly described in Exhibit E ("Telephone Equipment") at rates as set out in Exhibit E for a period to correspond with the term or any extension of the Sublease between the parties being entered into this date.

       (a) Insurance. Buyer shall at its expense maintain public liability and property damage insurance for all Telephone Equipment leased hereunder. Insurance shall include coverage against loss of equipment by fire, theft, explosions and other casualties customarily insured against by companies owning similar property engaged in similar businesses. Buyer assumed risk of loss, damage, theft, or destruction of the Telephone Equipment, and no such loss or damage shall relieve the Buyer of any of its obligations hereunder. Any proceeds shall be applied to the replacement or repair of the Telephone Equipment leased hereunder.

       (b) Installation/Maintenance. Buyer shall at its expense pay for any installation cost for Telephone Equipment and make any and all repairs required to maintain the Telephone Equipment in good condition, reasonable wear and tear excepted.

       (c) Default. If the Buyer fails to pay when due the full amount of any lease payment and such failure continues for a period of ten (10) days or if Buyer attempts to remove, transfer, encumber, part with possession or sublet the Telephone Equipment, default shall have then occurred. In the event of default Seller shall have the right to demand full payment of entire amount of the lease payments for the term without notice or demand to the Buyer, and/or take possession of the Telephone Equipment without demand or notice. Buyer hereby authorizes Seller to enter its premises for such purpose.

       (d) Termination. At the conclusion of this lease Buyer shall, at its expense, de-install the Telephone Equipment and return it to Seller at the address specified, in the same condition as when delivered to Buyer, reasonable wear and tear excepted.

       17. Confidentiality. No press release or disclosure, whether written or oral, of the existence or terms of this Agreement shall be made by Seller or Buyer without the prior consent of the other, which consent shall not be unreasonably withheld. Seller shall keep confidential data, materials, and documents disseminated by Buyer as confidential or proprietary and Buyer shall do likewise for such data, materials, and documents of Seller. Seller shall not without Buyer's prior written consent, disclose to any third party any information supplied to it by Seller, which Seller has designated as confidential, proprietary or private, if such information is not otherwise generally available to the public, unless Seller is ordered to so disclose by a court or agency of competent jurisdiction. Buyer and Seller hereby designate the terms, conditions, exhibits and schedules of this Agreement and the Closing Documents to be confidential. Seller's and Buyer's respective obligations under this Section shall survive termination of this Agreement.

       18. Expenses. Each party shall bear its own expenses and costs, including the fees of any attorney or accountant retained by it, incurred in connection with the preparation of this Agreement and the consummation of the transactions contemplated hereby.

       19. Counterparts. This Agreement may be executed in one or more counterparts, each of which when so executed shall be an original, but all of which together shall constitute one agreement.

       20. Notices. Any notices or other communications required or permitted hereunder shall be given in writing and shall be sufficient if delivered personally or sent by certified mail, postage prepaid, addressed as follows, or by facsimile transmission to the number as follows:

       If to Seller to:                           If to Buyer to:

       GTE Place                                  IT Network, Inc.
       West Airfield Drive                        8140 Walnut Hill Lane,
       P.O. Box 619810                            Suite 1000
       D/FW Airport, TX  75261-9810               Dallas, Texas 75231
       Fax. No.  (972)-453-7231                   Fax No.  (214)-890-9014
       Attention:  Assistant Vice                 Attention:  Chief Operating
                   President - Public Affairs                 Officer

       With a copy to:

       Vice President-Law and Govt. Relations
       GTE Place
       West Airfield Drive
       P.O. Box 619810
       D/FW Airport, TX  75261-9810
       Fax. No.  (972) 453-6829

Or to such other address as shall be furnished in writing by such party, and any such notice or communication shall be effective and be deemed to have been given as of the date of facsimile transmission or three (3) days after the date mailed; provided that any notice or communication changing any of the addresses set forth above shall be effective and deemed given only upon its receipt.

       21. Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and permitted assigns, except that neither this Agreement nor any of the rights, interest, or obligations hereunder shall be assigned by either party without the prior written consent of the other party; provided, however, that assignment by either party to one of its Affiliates shall not require such consent.

       22. Complete Agreement. This Agreement, together with the Exhibits, the Closing Documents, and the Nondisclosure Agreement entered into August 12, 1996 contain the entire understanding of the parties with respect to the transactions contemplated hereby and supersedes all prior arrangements or understandings with respect thereto. There are no restrictions, agreements, promises, warranties, covenants, or undertakings other than those expressly set forth herein.

       23. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Texas.

       24. Survival. Except with respect to those matters set forth in Sections 5B(IV) and 6(B), which shall not survive Closing, and except as specifically noted herein, all representations and warranties, covenants, agreements, and other undertakings of the parties contained in this Agreement or in any writing delivered pursuant hereto, shall survive the Closing of the transactions contemplated hereby and shall remain in full force and effect for a period of two years following the Closing Date.

       25. General Indemnification. Seller shall indemnify, defend, and hold harmless Buyer and its Affiliates, and Buyer shall indemnify, defend, and hold harmless Seller and its Affiliates, from and against any and all losses, liabilities, damages, obligations, payments, costs, and expenses (whether or not any of the foregoing result from or arise out of third party claims) including, without limitation, the costs and expenses of any and all actions, suits, judgments, and settlements relating thereto, and reasonable attorneys' fees in connection therewith, of such non-breaching party, arising out of or due to, directly or indirectly, any breach of any of the representations, warranties, covenants, agreements, or undertakings of such breaching party contained in this Agreement or in the Closing Documents. Seller shall indemnify Buyer for any liabilities, claims, or demands arising out of the Acquired Assets prior to Closing, and Buyer shall indemnify Seller for any liabilities, claims or demands arising out of the Acquired Assets after Closing.

       26. Cure of Invalid Provisions. If any provision of this Agreement (including, without limitation, any provision relating to the activities covered by the time period of, or the territory covered by the covenants contained in, Section 6(d) of this Agreement) is held to be illegal, invalid or unenforceable under present or future laws effecting during the term of this Agreement, such provision shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement; provided, however, that if such illegal, invalid or unenforceable provision may be made legal, valid and enforceable by limitation thereof, then the provision shall be revised and reformed to make it legal, valid and enforceable to the maximum extent permitted by law.

       IN WITNESS WHEREOF, Seller and Buyer have executed this Agreement in multiple counterparts as of the date first set forth above.


                                         GTE DIRECTORIES CORPORATION

                                           By:    /s/ [ILLEGIBLE]
                                              ----------------------------------

                                           Name:
                                                --------------------------------

                                           Title: V.P. Finance & Planning
                                                 -------------------------------


                                         IT NETWORK, INC.


                                           By:      /s/ W. SCOTT BEDFORD
                                              ----------------------------------

                                           Name:        W. Scott Bedford
                                                --------------------------------

                                           Title:   Chief Operating Officer
                                                 -------------------------------